Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2022 (except for the last paragraph of Note 7, as to which the date is April 25, 2022), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-264159) and related Prospectus of HilleVax, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

April 25, 2022